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                                                                    Exhibit 10.8

                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 7th day of February, 2002 by and between US LEC Corp., a Delaware corporation with its principal office located in Charlotte, North Carolina, on behalf of itself and its affiliates (collectively "US LEC"), and TANSUKH V. GANATRA, a resident of North Carolina ("Ganatra") to be retroactively effective as of January 1, 2002 (the "Effective Date").

      WHEREAS, US LEC has identified a need for Ganatra to provide, during the time period specified below, consulting services regarding US LEC's business;

      WHEREAS, Ganatra has specialized knowledge and experience that qualify him to provide the advice and consulting services required by US LEC he is a founder and has served as both Chief Executive Officer and as a director of US LEC, and Ganatra, and at the time of the signing of this Agreement continues to be a direct or indirect owner of 14.4% of US LEC's outstanding common stock; and

      WHEREAS, Ganatra and US LEC desire for Ganatra, beginning on the Effective Date, to provide consulting services, to receive a monthly payment for such consulting services, as well as additional compensation for consulting services in excess of a specified number of hours each month, and to be restricted in his ability to use confidential information and knowledge about US LEC and its business in competition with US LEC pursuant to this Agreement, as specified in the terms and conditions set forth below;

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants, obligations and rights hereinafter specified, US LEC and Ganatra mutually agree as follows:

      1. Consulting Services. Beginning of the Effective Date, Ganatra shall provide consulting services to US LEC as requested by US LEC to further US LEC's business, including, but not limited to providing advice and assistance with respect to (a) the conduct of US LEC's business, (b) strategic business issues related to competitive conditions in the telecommunications industry, (c) strategies and plans for new business development, (d) development and implementation of network systems, (e) relationships with other telecommunications carriers, and (f) evaluation of and assistance with potential future acquisitions.

            (a) All consulting services provided by Ganatra to US LEC will be provided to US LEC's Board of Directors (the "Board") or such executive officers of US LEC as the Board may designate from time to time.

            (b) Ganatra agrees to provide up to twenty (20) days of consulting services each year during the Term of this Agreement (as defined below) for which he shall receive the compensation set forth in subsection 2(a) of this Agreement. Eight (8) hours of consulting services provided by Ganatra, whether provided in one (1) day or more than one day, shall be deemed one day of consulting services.

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            (c) At the request of the Board, Ganatra also agrees to provide consulting services in excess of twenty (20) days each year during the Term of this Agreement for which he shall receive the compensation set forth in Paragraph 2(b) of this Agreement.

            (d) At no time may US LEC request Ganatra to provide more than four
      (4) days of consulting services in any one-month period during each year. However, Ganatra may waive this maximum limitation on a month-to-month basis.

            (e) If the twenty (20) days of consulting services provided for in Paragraph 1(b) are not used by US LEC in any year, they shall not be accrued for future use in subsequent years.

      2. Compensation. The compensation payable by US LEC to Ganatra pursuant to this Agreement shall be as follows:

            (a) For the services he has agreed to provide pursuant to Paragraph 1(b) above, Ganatra shall receive compensation at the rate of $50,000 per year, paid in biweekly installments in accordance with US LEC's automatic deposit payroll practices.

            (b) For the services performed by Ganatra pursuant to Paragraph 1(c) above, Ganatra shall receive $500 per hour for each hour of service in excess of twenty (20) days per year. Ganatra shall submit to US LEC, monthly or quarterly, a reasonably itemized statement of the services he performs for the compensation payable to him pursuant to this Paragraph 2(b). Any such statements shall be paid within thirty (30) days of by US LEC.

      3. Expenses. US LEC will reimburse Ganatra for all reasonable out-of-pocket expenses incurred in performing his consulting duties that are approved in advance or are otherwise reimbursable under applicable US LEC policies and procedures, including reimbursement for the annual cost (estimated at $1,000) of a ISDN line installed at Ganatra's home in Charlotte, North Carolina. Such reimbursement will be due within thirty (30) days of presentation to US LEC by Ganatra of a request for reimbursement with appropriate consistent with Internal Revenue Service requirements. Ganatra will render periodic statements to US LEC accounting for all expenses.

      4. Independent Contractor. The parties agree that Ganatra shall perform his duties and services as an independent contractor. Ganatra shall be responsible to US LEC only for his ultimate work product, and US LEC shall neither have nor exercise any direction over the method or manner by which Ganatra performs his services and functions under this Consulting Agreement. Ganatra agrees, as an independent contractor, to be fully and completely responsible for his appropriate self-employment tax payments as well as any other required federal, state or local tax payments, and shall indemnify and hold harmless US LEC, its officers, directors and employees from any liability, costs or expenses incurred by reason of Ganatra's failure to report and/or pay any such taxes. It is further agreed and understood that Ganatra is not covered by any of the fringe benefit programs of US LEC, nor is he covered by workers' compensation inasmuch as he is not an employee of

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US LEC; provided that Ganatra shall be entitled to COBRA benefits in accordance with applicable law.

      5. Term and Termination. Unless terminated sooner as provided in this Paragraph 5, the term of this Agreement shall be for seven (7) years, beginning on the Effective Date and shall continue for seven (7) years thereafter (the "Term").

            (a) After the third anniversary of the date this Agreement, Ganatra shall have the right to discontinue providing services under this Agreement by providing written notice to US LEC (addressed and delivered to the Board). In the event that Ganatra elects to discontinue providing services under this Agreement, he will no longer be entitled to receive the compensation specified in Paragraph 2. However, Ganatra will remain obligated to comply with the restrictive provisions contained in Paragraph 9 from the effective date of his election to discontinue his consulting services, regardless of the fact that he is no longer providing consulting services to US LEC or receiving biweekly or other compensation from US LEC.

            (b) US LEC will have the right to terminate this Agreement only under the following circumstances: (1) Ganatra's disability, if such disability has rendered Ganatra unable to satisfactorily perform the services that may be requested of him under this Agreement; or (2) Ganatra's breach of this Agreement.

            (c) In the event US LEC terminates Ganatra's consulting services by reason of Ganatra's disability or breach of this Agreement, Ganatra shall no longer be entitled to receive biweekly or other compensation from US LEC, but he shall remain obligated to comply with the restrictive provisions contained in Paragraph 9 from the date of such termination, regardless of fact that he is no longer providing consulting services to US LEC or receiving biweekly or other compensation from US LEC. US LEC's termination of this Agreement under this provision will in no way preclude or limit its right to pursue any other remedies allowed by law, including but not limited to damages and injunctive relief.

            (d) Upon Ganatra's death, this Agreement shall automatically terminate and Ganatra's estate shall be entitled to receive only the amount of accrued but unpaid biweekly or other compensation specified in Paragraph 2 through the date of Ganatra's death and any unpaid expenses incurred by Ganatra pursuant to Paragraph 3 prior to his death. Ganatra's legal representative is authorized to make application for and receive on behalf of Ganatra's estate payments for any such compensation and expenses.

      6. Recognition of US LEC's Legitimate Interests. Ganatra understands and acknowledges that US LEC and its affiliates compete in the United States in the provision and sale of telecommunications products and services, including but not limited to providing local, long distance, calling card, toll free, dedicated internet, digital private line, and frame relay services to customers. As part of Ganatra's prior employment with US LEC and in order for Ganatra to render consulting services to US LEC, Ganatra has been and will continue to be provided significant Confidential Information by US LEC (as defined below). In addition, Ganatra may have direct contact with US LEC's customers, employees, vendors, and

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representatives of companies US LEC considers for acquisition. Ganatra acknowledges that US LEC's competitors would obtain an unfair advantage if Ganatra disclosed the Confidential Information to a competitor, used it in a competitor's behalf, or if he were able to exploit the relationships he developed as an employee and consultant of US LEC to solicit business on behalf of a competitor.

      7. Definition of Confidential Information. As used in this Agreement, "Confidential Information" means data or information which is of value to US LEC and is not generally known to persons or entities outside of US LEC, including but not limited to the following: (a) information about past, present or potential customers; (b) information about past, present, or potential vendors or suppliers; (c) information about other carriers with whom US LEC does business; (d) network planning techniques and processes, past, present or proposed network designs or configurations, network diagrams, trunking arrangements, switch configurations, or other network information; (e) information about the financial aspects of US LEC's business, such as costs, financial statements, pricing, quoting procedures, sales, financial projections, and other financial information; (f) business opportunities for new or developing business for US LEC, and business and marketing plans, techniques, and strategies of US LEC (including plans for new markets, products or services); (g) technical information including training materials, inventions, computer programs, techniques and network engineering concepts; (h) employee lists, organizational charts, and private personnel information; (i) any information received by US LEC from third parties in confidence (or subject to non-disclosure or similar covenants) and the terms and conditions of negotiations or confidential contracts between US LEC and third parties; (j) information concerning any potential mergers or acquisitions of or by US LEC or other business opportunities; (k) any documents, designs, files or other information marked "Confidential"; and (l) any other information that is proprietary to US LEC or constitutes a trade secret under applicable law.

      8. Agreement to Maintain Confidentiality.

            (a) Except as otherwise provided in this Agreement, during the Term and at all times after the termination of this Agreement, Ganatra covenants and agrees to treat as confidential and not to negligently or intentionally disclose, and to use only for the advancement of the interests of US LEC, all Confidential Information received by Ganatra prior to this Agreement or received, compiled, developed, designed, produced, accessed, or otherwise discovered by Ganatra while providing consulting services to US LEC. Ganatra will not disclose or divulge the Confidential Information to any person, entity, firm or company whatsoever or use the Confidential Information for Ganatra's own benefit or for the benefit of any person, entity, firm or company other than US LEC.

            (b) Ganatra specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Ganatra, and whether compiled or created by Ganatra, US LEC, or any of its affiliates or customers, derives independent economic value from not being readily known to or ascertainable by proper means by others who could obtain economic value from the disclosure or use of the Confidential Information. Ganatra also acknowledges that reasonable efforts have been

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      put forth by US LEC to maintain the secrecy of the Confidential
      Information, that the Confidential Information is and will remain the sole property of US LEC or any of its affiliates or customers, as the case may be, and that any retention and/or use of Confidential Information during or after the termination of this Agreement (except in the regular course of Ganatra performing his services hereunder) will constitute a misappropriation of the Confidential Information belonging to US LEC.

            (c) For purposes of this Paragraph, information shall not be deemed to be "Confidential Information" to the extent that the information (i) is in the public domain; or hereafter becomes generally known or available through no action or omission on the part of Ganatra; (ii) is furnished to any person by US LEC without restriction on disclosure; (iii) becomes known to Ganatra from a source other than US LEC, without a breach of any agreement with US LEC and without any restriction on disclosure; or (iv) is disclosed after written approval for the disclosure has been given by US LEC.

      9. Noncompetition and Nonsolicitation.

            (a) Ganatra hereby agrees that for so long as he is compensated for consulting services pursuant to this Agreement and for one (1) year from the effective date of his election to discontinue providing consulting services pursuant to Paragraph 5(a) or one (1) year from the date from the date US LEC terminates Ganatra's consulting services pursuant to Paragraph 5(c), whichever becomes applicable, Ganatra will NOT, within the Restricted Territory, do any of the following:

                  (1) Engage directly or indirectly (either as an owner,
            employee, consultant, or in any similar capacity) in the research, development, marketing, sale, or distribution of telecommunications products or services which are the same as or similar to those in development and/or sold by US LEC while Ganatra is compensated for consulting services pursuant to this Agreement or the last twelve
            (12) months of Ganatra's employment with US LEC.

                  (2) Solicit or encourage any customers of US LEC (a) with whom
            Ganatra had direct contact while he is compensated for consulting services pursuant to this Agreement or while he was employed with US LEC, and (b) who remain US LEC customers at the time of solicitation, to purchase telecommunications products or services from any entity other than US LEC.

            (b) Ganatra agrees that for so long as he is compensated for consulting services pursuant to this Agreement and for two (2) years from the effective date of his election to discontinue providing consulting services pursuant to Paragraph 5(a) or two (2) years from the date US LEC terminates Ganatra's consulting services pursuant to Paragraph 5(c), whichever becomes applicable, Ganatra will NOT, within the Restricted Territory, encourage, induce or attempt to induce any employees of US LEC to end their employment relationship with US LEC and work for a competitor of US LEC.

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            (c) As used in this Paragraph 9, "Restricted Territory" shall mean the following:

                  1. A sixty mile radius of the following: Philadelphia, Pa.;
            Pittsburgh, Pa.: Baltimore, Md.; Washington, DC; Richmond, Va.; Norfolk, Va.; Greensboro, NC; Raleigh, NC; Charlotte, NC; Charleston, SC; Atlanta, Ga.; Jacksonville, Fla.; Orlando, Fla.; Tampa, Fla.; Fort Myers, Fla.; West Palm Beach, Fla.; Miami, Fla.; New Orleans, La.; Mobile, Ala.; Birmingham, Ala.; Memphis, Tenn.; Chattanooga, Tenn.; Nashville, Tenn.; Knoxville, Kty.; Louisville, Kty.;

                  2. A sixty mile radius of each city in which US LEC provides telecommunication services, whether existing as of the date of this Agreement or thereafter as a result of expansion, acquisition or otherwise;

                  3. Any geographical area in the States of North Carolina,
            South Carolina, Florida, Virginia, Tennessee, Georgia, Alabama, Pennsylvania, Louisiana, Kentucky, Maryland, and the District of Columbia in which US LEC conducts material telecommunications business;

                  4. Any geographical area in any additional States in the
            United States in which US LEC provides telecommunications products and/or services to customers during the Term hereof, whether as a result of expansion, acquisition or otherwise;

                  5. Any geographical area in any province of Canada in which US
            LEC provides telecommunications products and/or services to customers during the Term hereof;

                  6. Any geographical area in any State in the United States and province of Canada in which US LEC's customers are located.

      10. Return of Property. Ganatra agrees that upon (a) the termination of this Agreement, or (b) the written request of US LEC, Ganatra (or in the event of the death or disability of Ganatra, Ganatra's heirs, successors, assigns and legal representatives) shall return to US LEC any and all property of US LEC, including but not limited to all Confidential Information, notes, data, reference items, documents, sketches, drawings, software, forms, manuals, and equipment, without retaining any copies or summaries of such property.

      11. Enforcement. In addition to the rights specified in Paragraph 5, US LEC will have all of the following remedies in the event of a breach by Ganatra of this Agreement:

            (a) US LEC may enforce the provisions of this Agreement by injunction to (i) restrain any violation by Ganatra, Ganatra's partners, agents, servants, employers, and employees, and all persons acting for or with Ganatra; and (ii) to compel specific performance of the terms and conditions of this Agreement. Ganatra agrees that a breach or violation of any of the covenants under Paragraphs 7 through 10 will result in immediate

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      and irreparable harm to US LEC in an amount which will be impossible to ascertain at the time of the breach or violation and that the award of monetary damages will not be adequate relief to US LEC.

            (b) In the event that Ganatra fails to fulfill the terms of the consulting obligations contained in Paragraph 1 or fails to comply with the restrictive provisions contained in Paragraphs 7 through 10, US LEC may, at its discretion, declare the biweekly payments forfeited with respect to any biweekly period during which Ganatra is in breach of this Agreement. US LEC may declare the biweekly payment forfeited if Ganatra is in breach of this Agreement for any portion of the biweekly period at issue, and Ganatra will not be entitled to any payment for that period. US LEC may take this action without terminating the Agreement pursuant to Paragraph 5.

            (c) The remedies described in Subparagraphs (a) and (b) of this Paragraph shall be cumulative and in addition to all other remedies US LEC may have against Ganatra at law or in equity. Further, the rights provided by Subparagraph (b) of this Paragraph shall not be interpreted in any way to limit US LEC's right to seek and obtain injunctive relief. Finally, nothing contained in this Agreement shall limit, abridge, or modify the rights of US LEC under any statutes or common law, including but not limited to applicable trade secret, trademark, copyright, or patent law.

      12. Reasonableness of Restrictions. Ganatra has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon US LEC under Paragraphs 7 through 10 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to US LEC, do not interfere with Ganatra's exercise of his inherent skill and experience, are reasonably required to protect the legitimate interests of US LEC, and do not confer a benefit upon US LEC disproportionate to the detriment to Ganatra. Ganatra certifies that he has had the opportunity to discuss this Agreement with such legal advisors as he chooses and that he understands its provisions and has entered into this Agreement freely and voluntarily. US LEC agrees to pay or reimburse Ganatra for the reasonable fees and out-of-pocket expenses of his counsel for reviewing and advising Ganatra regarding the terms of this Agreement.

      13. Severability. It is the intention of the parties to restrict the activities of Ganatra only to the extent reasonably necessary for the protection of US LEC's legitimate interests. The parties specifically covenant and agree that should any of the provisions in this Agreement be deemed by a court of competent jurisdiction too broad for the protection of US LEC's legitimate interests, the parties authorize the court to narrow, limit or modify the restrictions herein to the extent reasonably necessary to accomplish such purpose. In the event such limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

      14. Applicable Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina, regardless of choice of law principles to the contrary. Further, US LEC and Ganatra agree that in any dispute between them jurisdiction and venue are appropriate in Mecklenburg County, North Carolina.

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      15. Entire Agreement; Amendments. With the exception of any
Confidentiality Agreement previously entered into between US LEC and Ganatra, this Agreement discharges and cancels all previous agreements and constitutes the entire agreement between the parties with regard to the subject matter hereof. No agreements, representations, or statements of any party not contained herein shall be binding on either party. Further, no amendment or variation of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties.

      16. Assignability. This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Ganatra. US LEC may, at its option and without the consent of Ganatra, assign its rights and duties hereunder to any successor to US LEC or transferee of all or substantially all of US LEC's assets. Any such successor or transferee shall be bound by this Agreement in the same manner and to the same extent as US LEC as if no such succession or transfer had taken place.

      17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of US LEC and Ganatra and their respective successors, assigns, heirs and legal representatives.

      18. No Waiver. No failure or delay by any party to this Agreement to enforce any right specified in this Agreement will operate as a waiver of such right, nor will any single or partial exercise of a right preclude any further or later enforcement of the right within the period of the applicable statute of limitations.

      19. Affiliates. Ganatra and US LEC acknowledge and agree that all affiliates of US LEC are specific, intended parties to this Agreement, and that each shall be independently entitled to enforce US LEC's rights and benefits under this Agreement against Ganatra.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                           US LEC CORP.


                                           By: /s/ Francis J. Jules
                                               ---------------------------------
                                           Its: Chief Executive Officer
                                               ---------------------------------


                                           /s/ Tansukh V. Ganatra
                                           -------------------------------------
                                           Tansukh V. Ganatra